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                     CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors
Rocky Mountain Internet, Inc.
Denver, Colorado


We hereby consent to the incorporation by reference in this Registration Statement of Rocky Mountain Internet, Inc., Post-Effective Amendment No. 5 to Form S-1, filed on Form S-4 pursuant to Rule 401 of Regulation C under the Securities Act of 1933, of our report included in Form 10-K, dated February 27, 1998, with respect to the balance sheet of Rocky Mountain Internet, Inc. as of December 31, 1997, and the related statements of income, stockholders' equity (deficit), and cash flows for each of the two years then ended. We also consent to the reference of us under the heading "Experts" in such registration statement.

                                       BAIRD, KURTZ & DOBSON

Denver, Colorado
June 17, 1999